Exhibit 99.1

Media Contact:	or	Investor/analyst contact:
Bobbie Egan		Chris Berry
Media Relations Manager		Managing Director of Investor Relations
(206) 392-5134		(206) 392-5260

FOR IMMEDIATE RELEASE	Apr. 4, 2011

ALASKA AIR GROUP REPORTS MARCH OPERATIONAL RESULTS

SEATTLE - Alaska Air Group, Inc. (NYSE: ALK) today reported March operational results for its subsidiaries, Alaska Airlines (Alaska) and Horizon Air (Horizon).

ALASKA AIRLINES
Alaska reported a 19.3 percent increase in traffic on a 15.3 percent increase in capacity, resulting in a 2.9-point increase in load factor to a record 87.4 percent. Alaska also reported that 82.6 percent of its flights arrived on time in March, a 4.6-point decrease compared to the 87.2 percent reported in March 2010. March on-time results were negatively impacted by a systems outage that disrupted operations on March 26, 2011.
The following table shows the operational results for March 2011 and year-to-date 2011, compared to the prior-year periods:

	March			Year-to-Date
	2011	2010	Change	2011	2010	Change
Revenue passenger miles
RPMs (in millions)	1,967	1,650	19.3%	5,279	4,472	18.0%
Available seat miles
ASMs (in millions)	2,251	1,953	15.3%	6,353	5,541	14.6%
Passenger load factor	87.4%	84.5%	2.9pts	83.1%	80.7%	2.4pts
Revenue passengers (in thousands)	1,541	1,351	14.1%	4,107	3,641	12.8%
On-time arrivals as reported
to U.S. DOT	82.6%	87.2%	(4.6)pts	83.4%	86.4%	(3.0)pts

HORIZON AIR
Horizon reported a 0.1 percent decline in traffic on a 7.5 percent decline in capacity compared to March 2010, resulting in a 5.8-point increase in load factor to a record 79.1 percent. Horizon also reported that 80.2 percent of its flights arrived on time in March 2011, a 10.9-point decrease compared to the 91.1 percent reported in March 2010. Like Alaska, Horizon's on-time performance results were negatively impacted by a systems outage that disrupted operations on March 26, 2011.
The following table shows the operational results for March 2011 and year-to-date 2011, compared to the prior-year periods:

	March			Year-to-Date
	2011	2010	Change	2011	2010	Change
RPMs (in millions)	204	204	(0.1)%	563	566	(0.5)%
ASMs (in millions)	258	278	(7.5)%	742	793	(6.5)%
Passenger load factor	79.1%	73.3%	5.8 pts	75.9%	71.4%	4.5pts
Revenue passengers (in thousands)	595	566	5.2%	1,645	1,584	3.9%
On-time arrivals	80.2%	91.1%	(10.9)pts	77.0%	88.8%	(11.8)pts

Alaska Airlines and Horizon Air, subsidiaries of Alaska Air Group (NYSE: ALK), together serve more than 90 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” in the J.D. Power and Associates 2008, 2009 and 2010 North America Airline Satisfaction StudiesSM. For reservations, visit alaskaair.com. For more news and information, visit the Alaska Airlines/Horizon Air Newsroom at alaskaair.com/newsroom.

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